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                    June 25, 2020

       Mark Kowal
       Senior Vice President and Chief Accounting Officer
       World Wrestling Entertainment, Inc.
       1241 East Main Street
       Stamford, CT 06902

                                                        Re: World Wrestling
Entertainment, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 7,
2020
                                                            File No. 001-16131

       Dear Mr. Kowal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Mr. James Langham